EXHIBIT 11.0 - COMPUTATION OF EARNINGS PER SHARE

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED (UNAUDITED) Twelve Weeks Ended April 27, 2002 and April 28, 2001 (in thousands of dollars or shares except per share amounts)

                                                         Twelve Weeks Ended
                                                      -------------------------
                                                       (RESTATED)    (RESTATED)
                                                        April 27,     April 28,
                                                          2002          2001
                                                       ----------    ----------

Net loss applicable to common shares                   $     (713)   $   (1,015)
                                                       ==========    ==========
Shares:
 Weighted average number of common
   shares outstanding                                      18,271        17,932
 Shares issuable under employee stock
   plans -  weighted average                                   -*           -**
 Diluted effect of exercise of certain
   stock options                                               -*           -**
 Less:  Treasury stock - weighted average                 (10,238)      (10,242)
                                                       ----------    ----------
 Weighted average number of common and
   common equivalent shares outstanding                     8,033         7,690
                                                       ==========    ==========
Net loss per common and common
   equivalent shares                                   $    (0.09)   $    (0.13)
                                                       ==========    ==========

* The dilutive effect of stock options in the amount of 11,837 shares and 32,379 shares issuable under employee stock option plans were not considered as the effect is antidilutive.
** The dilutive effect of stock options in the amount of 102,440 shares and 36,995 shares issuable under employee stock option plans were not considered as the effect is antidilutive.


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CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC (UNAUDITED) Twelve
Weeks Ended April 27, 2002 and April 28, 2001 (in thousands of dollars and shares except per share amounts)

                                                         Twelve Weeks Ended
                                                      -------------------------
                                                       (RESTATED)    (RESTATED)
                                                        April 27,     April 28,
                                                          2002          2001
                                                       ----------    ----------

Net loss applicable to common shares                   $     (713)   $   (1,015)
                                                       ==========    ==========
Shares:
 Weighted average number of common
   shares outstanding                                      18,271        17,932
 Less:  Treasury stock - weighted
   average                                                (10,238)      (10,242)
                                                       ----------    ----------
Weighted average number of common and
   common equivalent shares outstanding                     8,033         7,690
                                                       ==========    ==========
Net loss per common and common
  equivalent shares                                    $    (0.09)   $    (0.13)
                                                       ==========    ==========


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